Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-144742, 333-136072, 333-118610, 333-107466, 333-66676, 333-51656, and 333-48026) and on Form S-3 (Nos. 333-161544, 333-133018, 333-119431, 333-112759, and 333-104305) of TeleCommunication Systems, Inc. of our report dated August 26, 2009, with respect to the consolidated financial statements of Networks in Motion, Inc. as of and for the year ended December 31, 2008 included in this Current Report on Form 8-K/A of TeleCommunication Systems, Inc.
/s/ Ernst & Young LLP
Orange County, California
February 19, 2010